Exhibit 21.1

HALLIBURTON COMPANY
Subsidiaries of the Registrant
December 31, 2024

STATE OR COUNTRY
NAME OF COMPANY	OF INCORPORATION

Halliburton Energy Cayman Islands Limited II	Cayman Islands
Halliburton Energy Services, Inc.	United States, Delaware
Halliburton Global Affiliates Holdings B.V.	Netherlands
Halliburton Global Holdings B.V.	Curacao
Halliburton Global Holdings, LLC	United States, Delaware
Halliburton Global Netherlands Cooperatief U.A.	Netherlands
Halliburton Holdings, LLC	United States, Delaware
Halliburton Netherlands Holdings B.V.	Netherlands
Halliburton Swiss Holdings GmbH	Switzerland
Halliburton U.S. International Holdings, Inc.	United States, Delaware
Halliburton Worldwide Limited	Cayman Islands